Smart Sand, Inc. Announces First Quarter 2021 Results
•1Q 2021 revenue of $27.5 million
•1Q 2021 total tons sold of approximately 760,000, a 24% sequential increase
•1Q 2021 net cash provided by operating activities of $3.9 million
•1Q 2021 free cash flow of $1.7 million

THE WOODLANDS, Texas, May 4, 2021 – Smart Sand, Inc. (NASDAQ: SND) (the “Company” or “Smart Sand”), a fully integrated frac sand supply and services company, a low-cost producer of high quality Northern White raw frac sand and provider of proppant logistics solutions through both its in-basin transloading terminal and SmartSystemsTM products and services, today announced results for the first quarter 2021.
Charles Young, Smart Sand’s Chief Executive Officer, stated “Despite challenging weather conditions for the industry in February, we delivered a strong sequential increase in volumes, with tons sold increasing by 24% compared to the fourth quarter 2020. The Utica facility acquired last September was fully operational this quarter, which contributed to the increased volumes sequentially. We are pleased with the level of activity we achieved at Utica during the quarter. As anticipated, the acquisition of Utica and access to a third Class I rail line is opening up new markets for us to compete in.” Mr. Young continued, “We also commenced the first deployment of our SmartPath transloader, and we are pleased with the way it is operating in the field. We are getting increased interest in the SmartPath and anticipate additional deployments in the second quarter. As always, we remain committed to providing low cost sand sourcing and delivery solutions for our customers while generating free cash flow and maintaining prudent debt levels. Thank you to all of our employees who continue to work diligently and safely as our industry continues to recover from the downturn.”

First Quarter 2021 Results
Revenues were $27.5 million in the first quarter of 2021, compared to $25.3 million in the fourth quarter of 2020 and $47.5 million in the first quarter of 2020. Revenues were up in the first quarter, compared to the fourth quarter of 2020, due to higher sand sales revenues resulting from increased volumes, partially offset by a decrease in logistics revenues. Logistics revenue decreased in the first quarter of 2021, as compared to the fourth quarter 2020, due to increased in-basin shipments, which include transportation and other handling services, rather than mine gate shipments. The decrease in revenue in the first quarter of 2021, as compared to the first quarter of 2020, was primarily due to higher logistics revenues in 2020 and a lower average sales price of our sand in 2021.
Tons sold were approximately 760,000 in the first quarter of 2021, compared with approximately 612,000 tons in the fourth quarter of 2020 and 757,000 tons in the first quarter of 2020, increases of 24% and 0%, respectively. Sales volumes improved substantially in the first quarter of 2021, compared to the fourth quarter 2020, due to increased demand as the economy began to show some improvement from the depressed levels caused by the pandemic in 2020, as well resets of our customers’ annual budgets.
For the first quarter of 2021, the Company had a net loss of $3.9 million, or $(0.09) per basic and diluted share, compared to net loss of $2.9 million, or $(0.07) per basic and diluted share, for the fourth quarter of 2020 and net loss of $0.1 million, or $0.00 per basic and diluted share, for the first quarter of 2020. The higher net loss in the first quarter of 2021, as compared to the fourth quarter of 2020, is due to the income tax benefit recognized in the fourth quarter 2020 related to the anticipated benefit to be received from the carryback of net operating losses, including those related to depletion deductions, to tax years with a 35% corporate tax rate, offset by an increase in sales volumes in the first quarter of 2021. The increase in net loss for the first quarter of 2021 as compared to net loss for the same period in the prior year was primarily due to lower average sale prices of our sand recognized on similar tons sold and lower logistics revenues as our sales shifted to more in-basin shipments rather than mine gate shipments.
Contribution margin was $1.0 million, or $1.36 per ton sold, for the first quarter of 2021 compared to $(2.0) million, or $(3.25) per ton sold, for the fourth quarter of 2020 and $11.5 million, or $15.20 per ton sold, for the first quarter of 2020. The sequential increase in contribution margin and contribution margin per ton in the first quarter of 2021 compared to the fourth quarter of 2020 is due to the 24% increase in tons sold. The decrease in overall contribution margin and contribution margin per ton in the first quarter of 2021 compared to the same period in the prior year was due primarily to lower average sale prices of our sand recognized in the current period on similar volume levels and lower logistics revenues as our sales shifted to more in-basin shipments rather than mine gate shipments.
Adjusted EBITDA was $(3.5) million for the first quarter of 2021, compared with $(7.7) million for the fourth quarter of 2020 and $6.4 million for the first quarter of 2020. Adjusted EBITDA improved for the first quarter of 2021 compared to the fourth quarter of 2020 as a result of the 24% increase in tons sold. The decrease in Adjusted EBITDA compared to the first quarter of 2020 was primarily due to lower average sale prices of our sand recognized in the current period on similar volume levels and lower logistics revenues as our sales shifted to more in-basin shipments rather than mine gate shipments.

Liquidity
Our primary sources of liquidity are cash on hand, cash flow generated from operations and available borrowings under our ABL Credit Facility and the Acquisition Liquidity Support Facility from our recent acquisition. As of March 31, 2021, cash on hand was $11.4 million and we had $10.3 million in undrawn availability on our ABL Credit Facility, with no borrowings outstanding under our ABL Credit Facility or the Acquisition Liquidity Support Facility. For the three months ended March 31, 2021, we spent approximately $2.2 million on capital expenditures. We estimate that full year 2021 capital expenditures will be between $10.0 million and $15.0 million.

Conference Call
Smart Sand will host a conference call and live webcast for analysts and investors on May 5, 2021 at 10:00 a.m. Eastern Time to discuss the Company’s first quarter 2021 financial results. Investors are invited to listen to a live audio webcast of the conference call, which will be accessible on the “Investors” section of the Company’s website at www.smartsand.com. To access the live webcast, please log in 15 minutes prior to the start of the call to download and install any necessary audio software. An archived replay of the call will also be available on the website following the call. The call can also be accessed live by dialing (888) 799-5165 or, for international callers, (478) 219-0056. The passcode for the call is 6763985. A replay will be available shortly after the call and can be accessed by dialing (855) 859-2056 or, for international callers, (404) 537-3406. The conference ID for the replay is 6763985.

Forward-looking Statements
All statements in this news release other than statements of historical facts are forward-looking statements that contain our Company’s current expectations about our future results.  We have attempted to identify any forward-looking statements by using words such as “expect,” “will,” “estimate,” “believe” and other similar expressions.  Although we believe that the expectations reflected and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct.  Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements.
Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to, fluctuations in product demand, regulatory changes, adverse weather conditions, increased fuel prices, higher transportation costs, access to capital, increased competition, continued effects of the global pandemic, changes in economic or political conditions, and such other factors discussed or referenced in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on March 3,2021, and in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed by the Company with the SEC on May 4, 2021.
You should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

About Smart Sand
We are a fully integrated frac sand supply and services company, offering complete mine to wellsite proppant logistics, storage and management solutions to our customers. We produce low-cost, high quality Northern White frac sand and offer proppant logistics, storage and management solutions to our customers through our in-basin transloading terminal and our SmartSystems wellsite proppant storage capabilities. We provide our products and services primarily to oil and natural gas exploration and production companies and oilfield service companies. We own and operate premium frac sand mines and related processing facilities in Wisconsin and Illinois, which have access to three Class I rail lines, allowing us to deliver products substantially anywhere in the United States and Canada. For more information, please visit www.smartsand.com.

SMART SAND, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
	(unaudited)	(unaudited)	(unaudited)
	(in thousands, except per share amounts)
Revenues:
Sand sales revenue	$23,147	20,093	30,008
Shortfall revenue	1,741	1,133	1,307
Logistics revenue	2,562	4,111	16,173
Total revenue	27,450	25,337	47,488
Cost of goods sold	32,427	32,999	41,089
Gross (loss) profit	(4,977)	(7,662)	6,399
Operating expenses:
Salaries, benefits and payroll taxes	2,375	2,878	2,902
Depreciation and amortization	561	557	453
Selling, general and administrative	3,154	5,134	3,530
Change in the estimated fair value of contingent consideration	—	(390)	(1,020)
Impairment loss	—	5,115	—
Total operating expenses	6,090	13,294	5,865
Operating (loss) income	(11,067)	(20,956)	534
Other income (expenses):
Gain on bargain purchase	—	(289)	—
Interest expense, net	(547)	(515)	(472)
Other income	198	320	19
Total other expenses, net	(349)	(484)	(453)
(Loss) income before income tax (benefit) expense	(11,416)	(21,440)	81
Income tax (benefit) expense	(7,504)	(18,556)	165
Net loss	$(3,912)	$(2,884)	$(84)
Net loss per common share:
Basic	$(0.09)	$(0.07)	$—
Diluted	$(0.09)	$(0.07)	$—
Weighted-average number of common shares:
Basic	41,629	41,324	40,091
Diluted	41,629	41,324	40,091

SMART SAND, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2021	December 31, 2020
	(unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$11,417	$11,725
Accounts receivable	66,658	69,720
Unbilled receivables	215	127
Inventories	17,546	19,136
Prepaid expenses and other current assets	10,960	11,378
Total current assets	106,796	112,086
Property, plant and equipment, net	272,197	274,676
Operating lease right-of-use assets	29,697	32,099
Intangible assets, net	8,055	8,253
Other assets	548	563
Total assets	$417,293	$427,677
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,816	$3,268
Accrued expenses and other liabilities	12,326	13,142
Deferred revenue, current	5,563	6,875
Long-term debt, net, current	7,073	6,901
Operating lease liabilities, current	7,480	7,077
Total current liabilities	37,258	37,263
Deferred revenue, net	6,984	3,482
Long-term debt, net	20,651	22,445
Operating lease liabilities, long-term	25,080	27,020
Deferred tax liabilities, long-term, net	25,290	32,981
Asset retirement obligation	15,925	14,996
Contingent consideration	—	180
Other non-current liabilities	503	503
Total liabilities	131,691	138,870
Commitments and contingencies
Stockholders’ equity
Common stock	42	42
Treasury stock	(4,274)	(4,134)
Additional paid-in capital	171,931	171,209
Retained earnings	117,355	121,267
Accumulated other comprehensive income	548	423
Total stockholders’ equity	285,602	288,807
Total liabilities and stockholders’ equity	$417,293	$427,677

SMART SAND, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
	(unaudited)	(audited)	(unaudited)
	(in thousands)
Operating activities:
Net loss	$(3,912)	$(2,884)	$(84)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and accretion of asset retirement obligation	6,375	6,038	5,363
Impairment loss	—	5,115	—
Amortization of intangible assets	198	197	199
Loss (gain) on disposal of assets	2	(62)	—
Amortization of deferred financing cost	26	26	26
Accretion of debt discount	47	47	45
Deferred income taxes	(7,691)	(2,811)	1,264
Stock-based compensation	678	922	1,025
Employee stock purchase plan compensation	7	5	13
Change in contingent consideration fair value	—	(390)	(1,020)
Gain on bargain purchase, net of cash acquired	—	289	—
Changes in assets and liabilities:
Accounts receivable	3,062	(3,690)	1,095
Unbilled receivables	(88)	9,129	4,536
Inventories	1,590	4,432	3,642
Prepaid expenses and other assets	1,140	(9,078)	(1,933)
Deferred revenue	2,191	(2,880)	(2,575)
Accounts payable	1,332	(165)	2,048
Accrued and other expenses	(1,043)	5,587	(1,471)
Income taxes payable	—	(6,510)	(112)
Net cash provided by operating activities	3,914	3,317	12,061
Investing activities:
Purchases of property, plant and equipment	(2,213)	(1,176)	(4,185)
Proceeds from disposal of assets	(2)	10	—
Net cash used in investing activities	(2,215)	(1,166)	(4,185)
Financing activities:
Repayments of notes payable	(1,672)	(1,275)	(1,192)
Payments under equipment financing obligations	(31)	(36)	(32)
Payment of deferred financing and debt issuance costs	—	—	(20)
Proceeds from revolving credit facility	—	—	6,000
Repayment of revolving credit facility	—	—	(2,500)
Payment of contingent consideration	(180)	—	(280)
Proceeds from equity issuance	17	—	46
Purchase of treasury stock	(141)	(109)	(1,014)
Net cash (used in) provided by financing activities	(2,007)	(1,420)	1,008
Net increase in cash and cash equivalents	(308)	731	8,884
Cash and cash equivalents at beginning of period	11,725	10,994	2,639
Cash and cash equivalents at end of period	$11,417	$11,725	$11,523

Non-GAAP Financial Measures
Contribution Margin

We also use contribution margin, which we define as total revenues less costs of goods sold excluding depreciation, depletion and accretion of asset retirement obligations, to measure its financial and operating performance. Contribution margin excludes other operating expenses and income, including costs not directly associated with the operations of the Company’s business such as accounting, human resources, information technology, legal, sales and other administrative activities.
Historically, we have reported production costs and production cost per ton as non-GAAP financial measures. As we expand our logistics activities and continue to sell sand closer to the wellhead, our sand production costs will only be a portion of our overall cost structure.
Gross profit is the GAAP measure most directly comparable to contribution margin. Contribution margin should not be considered an alternative to gross profit presented in accordance with GAAP. Because contribution margin may be defined differently by other companies in the industry, our definition of contribution margin may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. The following table presents a reconciliation of contribution margin to gross profit.

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
	(in thousands)
Revenue	$27,450	$25,337	$47,488
Cost of goods sold	$32,427	32,999	$41,089
Gross profit	(4,977)	(7,662)	6,399
Depreciation, depletion, and accretion of asset retirement obligations included in cost of goods sold	6,013	5,671	5,109
Contribution margin	$1,036	$(1,991)	$11,508
Contribution margin per ton	$1.36	$(3.25)	$15.20
Total tons sold	760	612	757

EBITDA and Adjusted EBITDA
We define EBITDA as net income, plus: (i) depreciation, depletion and amortization expense; (ii) income tax expense (benefit); (iii) interest expense; and (iv) franchise taxes. We define Adjusted EBITDA as EBITDA, plus: (i) gain or loss on sale of fixed assets or discontinued operations; (ii) integration and transition costs associated with specified transactions; (iii) equity compensation; (iv) acquisition and development costs; (v) non-recurring cash charges related to restructuring, retention and other similar actions; (vi) earn-out, contingent consideration obligations and other acquisition and development costs; and (vii) non-cash charges and unusual or non-recurring charges. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors and commercial banks, to assess:
•the financial performance of our assets without regard to the impact of financing methods, capital structure or historical cost basis of our assets;
•the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;
•our ability to incur and service debt and fund capital expenditures;

•our operating performance as compared to those of other companies in our industry without regard to the impact of financing methods or capital structure; and
•our debt covenant compliance, as Adjusted EBITDA is a key component of critical covenants to the ABL Credit Facility.
We believe that our presentation of EBITDA and Adjusted EBITDA will provide useful information to investors in assessing our financial condition and results of operations. Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA should not be considered alternatives to net income presented in accordance with GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. The following table presents a reconciliation of EBITDA and Adjusted EBITDA to net income for each of the periods indicated.
The following table presents a reconciliation of EBITDA and Adjusted EBITDA to net income for each of the periods indicated:

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
	(in thousands)
Net loss	$(3,912)	$(2,884)	$(84)
Depreciation, depletion and amortization	6,460	6,070	5,487
Income tax (benefit) expense	(7,504)	(18,556)	165
Interest expense	555	524	480
Franchise taxes	98	63	56
EBITDA	$(4,303)	$(14,783)	$6,104
Loss (gain) on sale of fixed assets	2	(11)	—
Equity compensation(1)	685	831	926
Acquisition and development costs(2)	23	(514)	(822)
Gain on bargain purchase	—	289
Non-cash impairment of long-lived and intangible assets	—	5,115	—
Cash charges related to restructuring and retention	—	—	82
Accretion of asset retirement obligations	114	157	75
Sales tax audit settlement	—	1,250	—
Adjusted EBITDA	$(3,479)	$(7,666)	$6,365

(1)    Represents the non-cash expenses for stock-based awards issued to our employees and employee stock purchase plan compensation expense.
(2)    The three months ended March 31, 2021 includes acquisition and development costs of $23. The three months ended December 31, 2020 includes fair value adjustment of contingent consideration of $390, and acquisition costs of $74. The three months ended March 31, 2020 includes $1,020 fair value adjustment of contingent consideration.
_________________________

Free Cash Flow
Free cash flow, which we define as net cash provided by operating activities less purchases of property, plant and equipment, is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors and commercial banks, to measure the liquidity of our business.
Net cash provided by operating activities is the GAAP measure most directly comparable to free cash flow. Free cash flow should not be considered an alternative to net cash provided by operating activities presented in accordance with GAAP. Because free cash flows may be defined differently by other companies in our industry, our definition of free cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. The following table presents a reconciliation of free cash flow to net cash provided by operating activities.

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
	(in thousands)
Net cash provided by operating activities	$3,914	$3,317	$12,061
Purchases of property, plant and equipment	(2,213)	(1,176)	(4,185)
Free cash flow	$1,701	$2,141	$7,876

Investor Contacts:

Josh Jayne	Lee Beckelman
Director of Finance, Assistant Treasurer	CFO
(281) 231-2660	(281) 231-2660
jjayne@smartsand.com	lbeckelman@smartsand.com